Exhibit 99.1

JAVELIN MORTGAGE INVESTMENT CORP. ANNOUNCES Q2 2013

MONTHLY DIVIDEND RATE OF $0.23 PER SHARE

VERO BEACH, Fla. – March 19, 2013 – JAVELIN Mortgage Investment Corp. (NYSE: JMI) (“JAVELIN” or the “Company”) announced today a Q2 2013 monthly cash dividend rate for the Company’s Common Stock of $0.23 per share.

Q2 2013 Common Stock Dividend Information

Month	Dividend	Holder of Record Date	Payment Date
April 2013	$0.23	April 15, 2013	April 29, 2013

May 2013	$0.23	May 15, 2013	May 30, 2013

June 2013	$0.23	June 14, 2013	June 27, 2013

The Company estimates that its 2012 taxable REIT income exceeded dividends paid in 2012.

About JAVELIN Mortgage Investment Corp.

JAVELIN is a Maryland corporation that invests primarily in hybrid adjustable rate, adjustable rate and fixed rate Agency residential mortgage-backed securities (“RMBS”) and non-Agency RMBS. JAVELIN is externally managed and advised by ARMOUR Residential Management LLC, an investment advisor registered with the Securities and Exchange Commission (“SEC”). JAVELIN Mortgage Investment Corp. has elected to be taxed as a real estate investment trust for U.S. Federal income tax purposes, commencing with JAVELIN's taxable year ended December 31, 2012.

Safe Harbor

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from expectations, estimates and projections due to a variety of factors, including, without limitation, changes in interest rates, changes in the yield curve, changes in prepayment rates, the availability and terms of financing, changes in the market value of the Company's assets, general economic conditions, market conditions, conditions in the market for Agency RMBS, non-Agency RMBS and other mortgage-related investments, legislative and regulatory changes that could adversely affect the business of the Company, and other factors, including those set forth in the Risk Factors section of the Company's registration statement and prospectus for the Company's initial public offering filed with the SEC. Consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. The Company disclaims any obligation to release publicly any updates or revisions to any forward-looking statement to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based. Copies of the Company's filings with the SEC are available on the SEC's website, www.sec.gov.

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JAVELIN Mortgage Investment Corp. Announces Q2 2013 Monthly Dividend Rate

of $0.23 per Share

March 19, 2013

Investor Contact:

James R. Mountain

Chief Financial Officer

JAVELIN Mortgage Investment Corp.

(772) 617-4340

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